Exhibit 99.1

FOR IMMEDIATE RELEASE        Contact: Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Vice President Finance
Virco Mfg. Corporation
(310) 533-0474

Virco Announces First Quarter Results

Torrance, California - June 16, 2014 - Virco Mfg. Corporation (NASDAQ: VIRC) today announced first quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:

First quarter results for the period ended April 30, 2014 continued the upward trend that began last winter, reflecting better internal efficiencies and the possible stabilization of funding in our core market of publicly funded schools. For the period, revenues increased 18.3% from the prior year from $19,890,000 to $23,530,000. Our pre-tax operating loss also improved, declining from $4,484,000 to $3,874,000. As we’ve reported, our first and fourth quarters are seasonally light and operating losses are typical in these quarters.

As with so many other aspects of this uneven recovery, clear signals are hard to come by. Incoming order rates, although up 5% for the quarter, remained extremely volatile from month to month. Because of this, we remain cautious about reading too much into the early season improvements, since the bulk of this year’s revenue is yet to be booked.

Here are our results for the first quarter ended April 30, 2014 and the comparable period last year:

		Three Months Ended
		4/30/2014	4/30/2013
		(In thousands, except share data)

Net sales		$ 23,530	$ 19,890
Cost of sales		15,353	13,481
Gross profit		8,177	6,409
Selling, general administrative & other expense		12,051	10,893
Loss before income taxes		(3,874)	(4,484)
Income tax benefits		(19)	(37)
Net loss		$ (3,855)	$ (4,447)

Net loss per share - basic (a)		$ (0.26)	$ (0.31)

Weighted average shares outstanding - basic (a)		14,718	14,441

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.
	4/30/2014	1/31/2014	4/30/2013
	(In thousands)

Current assets	$ 54,490	$ 39,639	$ 50,406
Non-current assets	43,365	43,705	44,930
Current liabilities	40,439	22,656	35,389
Non-current liabilities	33,211	33,083	36,830
Stockholders' equity	24,205	27,605	23,117

As explained in our annual report on Form 10-K for the recent year ended January 31, 2014, we have made substantial reductions in our cost structure over the past three years. In the fall of 2011 we offered a voluntary early retirement program. Combined with normal attrition and a subsequent minor reduction in force in May of 2013, our workforce is now 35% smaller than in the summer of 2011. We have tried to balance these cuts with the preservation of sufficient capacity and know-how to respond aggressively when a recovery occurs.

First quarter gross margins reflect these efforts, improving sequentially over the past three years from 29.4% in 2012 to 32.2% in 2013 to 34.8% in 2014. As we look forward to the higher absorption rates of mid-year and the possibility of a general lift in revenue due to economic recovery, these scalable efficiencies offer the prospect of additional improvement in our financial results.

We continue to seek out complementary markets that would further utilize our proven ability to deliver quality furniture at globally competitive prices. In the domestic U.S., we lost share in certain commercial markets during the outsourcing boom of the last two decades. Just recently, we have begun to make progress in re-establishing these non K-12 domestic revenue streams. Internationally, we’ve also won some notable projects thanks to the combination of American-made quality and a leveling of global sourcing costs.

As we look forward to reestablishing the balance between commercial, educational, and international markets that sustained us during our best years, we believe the continuity of service we’ve worked so hard to maintain will finally be rewarded.

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; absorption rates; economic conditions (including without limitation the prospects of economic recovery); the educational furniture industry; including the domestic market for classroom furniture; state and municipal bond funding; the rate of completion of bond funded construction projects; cost control initiatives; ability to respond to a recovery in our industry; structural spending; pricing; use of temporary workers; seasonality; marketing initiatives; and international markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available financing sources. See our Annual Report on Form 10-K for the year ended January 31, 2014, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of filing